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              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 13, 1998, in the Registration Statement (Form S-3) and related Prospectus of AirTran Holdings, Inc. for the registration of 50,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated February 13, 1998 with respect to the financial statement schedule of AirTran Holdings, Inc. for the years ended December 31, 1997, 1996, and 1995 included in the Annual Report (Form 10-K) for 1997 filed with the Securities and Exchange Commission.


                                        ERNST & YOUNG LLP

Atlanta, Georgia
August 31, 1998